Exhibit 99.5
OSI PHARMACEUTICALS, INC.
Amendment to Bylaws of the Corporation
(to be submitted to the stockholders of Corporation for approval)
          The Second Amended and Restated Bylaws (the “Bylaws”) of OSI Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), are hereby amended as follows:
          1.   Section 2.5 of the Bylaws is hereby amended and restated to read in its entirety as follows:
          Section 2.5.   Special Meetings. Special meetings of stockholders, for any purpose or purposes unless otherwise provided by the Certificate of Incorporation or by applicable law, may be called by the Board of Directors and shall be called by the Board of Directors at the request in writing of stockholders owning at least twenty percent (20%) in voting power of the Corporation’s capital stock issued and outstanding and entitled to vote generally in the election of directors. Special meetings may not be called by any other person or persons. Any such written request by stockholders that a special meeting be called shall state the purpose or purposes of the proposed meeting. Upon receipt of such written request, the Board of Directors shall fix a date and time for such meeting which such date shall be not later than 90 days after the receipt of such written request. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of meeting.
          2.   Section 2.9 of the Bylaws is hereby amended by the addition of a new paragraph (d) and restated to read in its entirety as follows:
Section 2.9 Nominations for Election of Directors and Submission of Proposals.
               (a)   Nominations for the election of directors at any annual meeting may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations by a stockholder shall be made by notice in writing, delivered or mailed, and received by the Secretary of the Corporation in accordance with paragraph (c). Each notice of nomination submitted by a stockholder shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.
               (b)   Any proposal which a stockholder proposes to make at an annual meeting of stockholders of the Corporation shall be made by notice in writing, containing the text of the proposal and a statement that such stock holder intends to make such proposal at the annual meeting, and which shall be delivered or mailed, and received by the Secretary of the Corporation in accordance with paragraph (c).

               (c)   Any notice pursuant to paragraph (a) or (b) shall be made at least forty-five days prior to the date on which the Corporation first mailed its proxy materials for the prior year’s annual meeting of stockholders, or, if the Corporation did not have an annual meeting of stockholders in the prior year, ninety days prior to the date of the annual meeting.
               (d)   In connection with any special meeting of stockholders called at the request of stockholders pursuant to and in accordance with Section 2.5 of these Bylaws, the written request for the special meeting required by Section 2.5 of these Bylaws shall, in the case of the proposed removal and replacement of directors, include the information as to each replacement candidate for director as provided for in paragraph (a) above, and, in the case of any other proposed business, shall contain the information required by paragraph (b) above.

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